EXHIBIT 99.1

AMCON DISTRIBUTING COMPANY ANNOUNCES 50 PERCENT STOCK DIVIDEND

NEWS RELEASE

Omaha, NE, February 10, 2026 - AMCON Distributing Company (“AMCON” or the “Company”) (NYSE American: DIT), an Omaha, Nebraska-based Convenience and Foodservice Distributor, is pleased to announce that the Company’s Board of Directors declared a fifty percent (50%) stock dividend (the “Stock Dividend”) on its common stock. The Stock Dividend will be issued on March 20, 2026, to shareholders of record as of March 6, 2026 (the “Record Date”), in the dividend ratio amount of 0.5 share of common stock being distributed per every one share of common stock held by each such holder. No fractional shares will be issued, and the Company will pay cash in lieu of any fractional shares that result from the Stock Dividend based on the closing price of the Company’s common stock on the Record Date.

NYSE American has advised the Company that special procedures will apply with respect to the distribution of the Stock Dividend and trading of the Company’s common stock. NYSE American has outlined that the Company’s common stock will trade with “Due Bills” representing an assignment of the right to receive the Stock Dividend from the Record Date of March 6, 2026 through the closing of trading on NYSE American on March 20, 2026, which is the payment date and the last day of trading before the March 23, 2026 ex-dividend date (this period of time representing the “Stock Dividend Right Period”).

Shareholders who sell their common stock during the Stock Dividend Right Period will be selling their right to receive the Stock Dividend, and such shareholders will not be entitled to receive the Stock Dividend. Due Bills obligate a seller of common stock to deliver the Stock Dividend payable on such common stock to the buyer (the “Stock Dividend Right”). The Record Date of March 6, 2026, will be used as the date for establishing the Due Bill tracking of the Stock Dividend Right to the holders of common stock.

Due Bill obligations are customarily settled between the brokers representing the buyers and the sellers of shares. The Company has no obligation for either the amount of the Due Bill or the processing of the Due Bill. Buyers and sellers of the Company’s common stock should consult their brokers before trading to ensure they understand the effect of NYSE American’s Due Bill procedures.

AMCON, and its subsidiaries Team Sledd, LLC and Henry’s Foods, Inc., is a leading Convenience and Foodservice Distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and refrigerated foods, automotive supplies and health and beauty care products serving thirty-four (34) states from fourteen (14) distribution centers in Colorado, Idaho, Illinois, Indiana, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Tennessee, and West Virginia. Through its Healthy Edge Retail Group, AMCON operates fifteen (15) health and natural product retail stores in the Midwest and Florida.

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

For Further Information Contact:

Charles J. Schmaderer

AMCON Distributing Company

Ph 402-331-3727